Exhibit 99.1

Silverstar Holdings Receives Notification From Nasdaq Regarding Delisting

BOCA RATON, FL – March 9, 2009 – Silverstar Holdings, Ltd. (NASDAQ: SSTR) today announced that on March 3, 2009 it received a determination letter from the staff of The Nasdaq Stock Market stating that the Nasdaq has staff determined to delist the Company’s common stock from the Nasdaq Capital Market. Trading of the Company’s common stock will be suspended at the opening of business on March 12, 2009, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

As previously reported, the Company was notified by the Nasdaq staff on November 17, 2008, that it was not in compliance with Nasdaq Marketplace Rule 4310(c)(3). Marketplace Rule 4310(c)(3) requires that the Company maintain either (i) stockholders’ equity of at least $2,500,000, (ii) a market value of its listed securities of at least $35,000,000, or (iii) net income from continuing operations of at least $500,000 during the last fiscal year or two of the last three fiscal years.

On November 25, 2008 and January 15, 2009, the Company provided the Nasdaq staff with a plan to achieve and sustain compliance with The Nasdaq Capital Market stockholders’ equity listing requirement, including the time frame for completion of the plan. Based on the Nasdaq staff’s review and the plan, the Nasdaq staff granted the Company’s request for an extension until March 2, 2009, to regain compliance with this requirement.

On March 3, 2009, the Company was notified by the Nasdaq staff that because the Company had not regained compliance with the stockholders’ equity requirement, the Staff had determined to delist the Company’s common stock from Nasdaq.

Following delisting, the Company’s common stock will not be immediately eligible to trade over the OTC Bulletin Board or in the “Pink Sheets”; however, such securities could become eligible should a market maker make application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application is cleared.

In the Company’s annual report on Form 10-K, its independent registered public accounting firm included an explanatory paragraph in the Company’s 2008 financial statements related to the uncertainty of the Company’s ability to continue as a going concern. Note 2 to the condensed financial statements contained in the Company’s quarterly filing of the 10-Q for the period ended December 31, 2008 provides further information in this regard.